EXHIBIT 99.1




                         NATIONAL PENN BANCSHARES, INC.
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                                  NEWS RELEASE
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         New CEO, President and COO Named
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         National Penn Announces Major Management Changes
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         Boyertown,  PA -- September 27, 2000 -- National Penn Bancshares,  Inc.
(NPBC) today announced changes to its top management structure effective January 1, 2001.

         The board of directors unanimously approved a new chief executive officer of National Penn Bancshares and a new president and chief operating officer of its banking division National Penn Bank.

         According to Lawrence T. Jilk, Jr., chairman and chief executive officer of the $2.5 billion financial institution, the change is part of a planned management realignment specifically designed to ensure the continuous execution of the holding company's long-range growth strategy

         The board voted Wednesday to promote Wayne R. Weidner to President and CEO of National Penn Bancshares, replacing Mr. Jilk, who will remain as Chairman. Mr. Weidner was also promoted to Chairman and CEO of National Penn Bank. He currently is president of National Penn Bancshares and President and CEO of National Penn Bank.

         Additionally, Glenn E. Moyer has been named president, Chief Operating Officer and a director of National Penn Bank also effective January 1, 2001. He currently serves as the bank's executive vice president and chief lending officer.

         The appointments represent the planned effort of the board to provide for the eventual retirement of Mr. Jilk, who joined the bank as executive vice president in 1977.

         According to Mr. Jilk, the changes support the bank's focus on expanding its markets, meeting the needs of today's customer and sustaining the 22 continuous years of increased profits and dividend increases. He pledged that the transition will be seamless.


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         Mr. Jilk  explained  that the  combination  of Mr.  Weidner's  personal experience and knowledge of the bank in particular and the banking industry in general will be enhanced by Mr. Moyer's knowledge of other banking cultures.

         "Their combined experiences and leadership skills make a great team to guide the company into the new banking environment," Mr. Jilk told the board on Wednesday. "Together they will make a great team to guide a great bank with great people to greater heights.

         "Wayne's superior administrative and people skills will carry the bank on its continued path of prosperity," Mr. Jilk said of his successor. "He is a compassionate leader and an enthusiastic supporter of employees and management and understands the needs of the customers and shareholders of this bank better than anyone I know."

         Mr. Weidner joined National Penn Bank in 1962 as a teller, and then went on to serve in various capacities including branch manager and treasurer of the parent company.

         He was elected president of National Penn in 1988 and replaced Mr. Jilk as CEO of the bank in 1991. He has been a director of the parent company since 1985, and serves on the boards of the subsidiary companies Investors Trust Company, Link Financial Services, Inc., Penn Securities Inc., Penn 1st Financial Services and Elverson National Bank Advisory Board.

         An Oley,  PA native,  Mr.  Weidner is an active member of the community and the banking industry. He received an associate degree in business administration from Ursinus College and graduated from the Stonier Graduate School of Banking.

         "Glenn, on the other hand, has broad experiences at both large and smaller banks plus in-depth knowledge of commercial lending. This will greatly augment Wayne's strengths," Mr. Jilk said. "Our expanding marketplaces will give him a perfect platform to exercise his increased responsibilities."

         Mr. Moyer joined National Penn in 1999 as executive vice president and chief lending officer of National Penn Bank and president of both Elverson National Bank and the Berks and Montgomery Regions.

         Prior to joining National Penn, Mr. Moyer was president, CEO and a director of Elverson National Bank. National Penn purchased the bank in January of 1999.

         He began his career in banking with American Bank & Trust Company of PA and continued with Meridian after the merger, where he served as a division president and corporate banking loan officer.


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         A graduate of Penn State University,  Mr. Moyer received his MBA at St.
Joseph's University and his M.Ed. from Eastern New Mexico University. A native of Boyertown, PA, he is also extremely active in the community, having received the prestigious Wilbur Duran Award presented by the Berks County United Way.

         Mr. Jilk steps down as Chief Executive Officer after 23 years with National Penn. He will continue as Chairman of National Penn Bancshares, concentrating on long-range strategy development, through at least year-end 2001.

         National Penn Bancshares, Inc. (NPBC) is a $2.5 billion financial institution headquartered in Boyertown PA. NPBC currently operates 56 banking offices in southeastern Pennsylvania through National Penn Bank and its divisions, Chestnut Hill National Bank, 1st Main Line Bank, National Asian Bank, and Elverson National Bank, and four banking offices in the North Jersey - New York City marketplace through Panasia Bank. Trust and investment management services are provided through Investors Trust Company; brokerage services are provided through Penn Securities, Inc.; and mortgage banking activities are provided through Penn 1st Financial Services, Inc. National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on National Penn's Web site at www.natpennbank.com.